Exhibit 10.6

SECOND AMENDED AND RESTATED

GRAIN SERVICES AGREEMENT

THIS SECOND AMENDED AND RESTATED GRAIN SERVICES AGREEMENT (The “Agreement”) is made and entered into effective as of July 1, 2017 by and between CARGILL, INCORPORATED, a Delaware business corporation (“Cargill”) and GOLDEN GROWERS COOPERATIVE, a Minnesota cooperative association (the “Cooperative”).

WHEREAS, Cargill is a licensed grain buyer in various states, including but not limited to Minnesota, North Dakota, and South Dakota; and

WHEREAS, the Cooperative is a member of ProGold Limited Liability Company (the “LLC”); and the LLC owns a corn wet milling facility located in Wahpeton, North Dakota (the “Facility”) which Facility was originally leased to Cargill pursuant to that Facility Lease dated November 1, 1997, is currently leased pursuant to that Amended and Restated Facility Lease effective as of January 1, 2008, and will be leased pursuant to that Second Amended and Restated Facility Lease effective as of January 1, 2018 (as amended and restated, the “Lease Agreement”); and

WHEREAS, the Cooperative has entered into, or will enter into, a Uniform Member Agreement and related Annual Delivery Agreement (“Member Agreement”) with each member of the Cooperative (each, a “Member” and collectively, the “Members”) which provides, among other things, for each Member to deliver the amount and quality of corn (such corn shall be consistent with the corn quality standards and quantity requirements set forth in the Second Amended and Restated Corn Supply Agreement of even date herewith by and between Cargill and the Cooperative) to the Cooperative that is requested by the Cooperative during each calendar year of the Lease Agreement; and

WHEREAS, Cargill and the Cooperative previously entered into an original Grain Services Agreement dated January 1, 2008 (the “2008 Grain Services Agreement”) and an Amended and Restated Grain Services Agreement dated September 1, 2009 (the “2009 Amended Grain Services Agreement”); and

WHEREAS, Cargill and the Cooperative desire to make certain changes and modifications to the services provided by Cargill to the Cooperative pursuant to the 2009 Amended Grain Services Agreement, in order to provide for enhanced efficiencies and cost savings for both parties with respect thereto, as provided herein; and

WHEREAS, the Cooperative desires to engage Cargill to act as the Cooperative’s agent for (i) coordinating the delivery of and payment for corn to be directly delivered by or on behalf of certain Members under the Member Agreements to the Facility, or any alternative delivery point as Cargill, on behalf of the Cooperative, and the Members may agree, and (ii) purchasing corn for the account of the Cooperative on behalf of those Members who elect to fulfill their delivery obligation to the Cooperative by appointing the Cooperative as their agent to deliver said corn.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         MANAGEMENT OF DIRECT METHOD A CORN TO COOPERATIVE.

Cargill shall perform or supervise the performance of the following services as agent for the Cooperative in connection with all corn to be directly delivered by the Members or a qualifying affiliate (“Affiliated Person”) to the Facility, or any alternative delivery point mutually agreed on by Cargill and a Member, for the account of the Cooperative pursuant to the Member Agreements (such corn hereinafter referred to as “Method A Corn” and such Members hereinafter referred to as “Method A Members”). An Affiliated Person may only deliver Method A Corn on behalf of a Method A Member if such person (1) has a familial relationship to such Method A Member, (2) owns or controls more than 50% or has management rights over such Method A Member, (3) shares farming resources with such Method A Member, or (4) is an entity in which 50% ownership is by an immediate family member or members of the Method A Member.  For purposes of this Section 1, “familial relationship” and “immediate family member” includes brothers, sisters, spouse, parents, ancestors (i.e., parents, grandparents) and lineal descendants (i.e., children, grandchildren).  Cargill is appointed by the Cooperative as its exclusive grain buying agent to receive, make payment for and report Method A Corn deliveries.  As such, the Cooperative shall have no obligations of, and shall not be considered as, a grain buyer under this Agreement:

(a)        Notification. The parties acknowledge that for the 2017 calendar year, the Cooperative previously notified Cargill of the volume of Method A corn to be delivered by each Method A Member.  While this Agreement remains in effect, as the term may be extended as provided in Section 9, the Cooperative shall annually notify Cargill of the volume of Method A Corn to be delivered by each Method A Member and the identity of any Method A Member’s Affiliated Persons. Each year, such advance notice shall be given by December 20.  The Cooperative may notify Cargill in writing of additional Affiliated Persons. In addition, a Method A Member may provide Cargill with a written certification that a person delivering Method A Corn on its behalf qualifies as an Affiliated Person.

(b)        Scheduling and Delivery. Cargill will schedule and establish reasonable logistical requirements for delivery of the Method A Corn to the Facility consistent with the following:

(i)        Inspection, Acceptance, and Grading of Corn. Cargill shall cause all Method A Corn to be inspected and graded according to the quality specifications, allowances, premiums, and discounts which Cargill has established. The Cooperative acknowledges and agrees that Cargill will collect all inspection, checkoff and other fees applicable to the Method A Corn.  All nonconforming Method A Corn is subject to rejection or discount. Upon acceptance of Method A Corn, Cargill shall issue a scale ticket to the Method A Member or an Affiliated Person in receipt of such Method A Corn.

(ii)       Overfills. All corn delivered by a Method A Member and an Affiliated Person to Cargill and the Facility shall first be applied to fulfill the Method A Corn delivery commitment as set forth on the Member Statement. Any deliveries of corn by a Method A Member and an Affiliated Person in excess of the amount established in the Member Statement shall be handled as a direct sale of corn to Cargill (an “Overfill”). Overfills that are not subject to an existing grain sale contract between the Member and Cargill shall be priced at the then current closing delivered cash corn price established by Cargill at the Facility on the day of unload or with respect to any alternative delivery point mutually agreed to by the Member and Cargill.  If a Method A Member has an unfilled corn sale contract with Cargill, covering the same shipment period, any Overfill will be applied to said contract.

(iii)      Underfills. If the full amount of Method A Corn due for delivery as set forth in the notification from the Cooperative to Cargill is not delivered by or on behalf of Method A Members during the annual delivery period, the shortfall shall be referred to as the “Underfill.” The quantity of the Underfill will be purchased and delivered by Cargill on behalf of the Method A Member and credited to the Method A Member’s Account.  Cargill will notify Golden Growers of the Underfill amount.  The provisions of this paragraph shall be effective for 2017 deliveries and throughout the remaining term of this Agreement.

(iv)       Member Contract Shortfalls. In the event a Method A Member fails to deliver corn as provided in an underlying corn pricing contract with Cargill, then Cargill shall invoice such Method A Member for the Equity Due (as defined below) with respect to such failure to deliver. The Cooperative will reimburse Cargill for any Equity Due that has not been paid by the underfilling Method A Members as of December 31 of any Annual Delivery Period. The “Equity Due” shall be the amount by which the underlying contracted corn price is less than the price of buying the replacement corn as of the date the delivery was due. Cargill agrees that it will use reasonable efforts to minimize the Equity Due amounts from the respective Method A Members.

(v)        Bookkeeping and Payment. On a monthly basis, or at such other intervals as may otherwise be agreed between Cargill and Cooperative, Cargill shall provide the Cooperative with quantity and average monthly price for all Method A Corn delivered by or on behalf of the Method A Members during the prior month in the form of a Microsoft Excel spreadsheet or other mutually acceptable format (the “Monthly Reports”). Cargill shall apply deliveries of all Method A Corn first to the sale and delivery obligation of the Method A Members. As the Cooperative’s appointed grain buyer, Cargill shall make payment by checks or drafts issued directly by Cargill to:  (1) the Method A Members for the Method A Corn delivered, it being the mutual intent of the parties that such direct payment is specifically made on behalf of and for the account of the Cooperative with respect to the Method A Corn delivered by the Method A Members; or (2) the Affiliated Person delivering on behalf of the Method A Members for the Method A Corn delivered, it being the mutual intent of the parties that such direct payment is specifically made on behalf of and for the account of the Cooperative with respect to the Method A Corn delivered by the Affiliated Person.

(c)        Security Interests. As the Cooperative’s appointed grain buying agent, Cargill will follow all regular procedures established by Cargill for purchase of corn delivered to the Facility relative to the recognition of security interests and other liens filed against the Method A Corn delivered to the Facility.  Notwithstanding the foregoing, provided that Cargill has performed the appropriate searches as of the payment date in accordance with accepted industry practice, then Cooperative shall defend and indemnify Cargill in connection with any liability or damages relating to the presence of a security interest against Method A Corn but only to the extent caused by the Cooperative’s failure to provide accurate information regarding the identify of its members to Cargill.

2.         MANAGEMENT OF METHOD B CORN DELIVERIES.

Cargill shall perform or supervise the performance of the following services as agent for the Cooperative in connection with all corn to be delivered by Members who have appointed the Cooperative as their agent to deliver corn under the Member Agreements (such corn hereinafter referred to as “Method B Corn” and such Members hereinafter referred to as “Method B Members”):

(a)        Notification and Appointment of Agent. The Cooperative shall annually notify Cargill of the volume of Method B Corn to be delivered by the Cooperative on behalf of its Method B Members. Such notice shall be given by December 20 of each year during the term hereof. The Cooperative hereby appoints Cargill as its agent to procure the Method B Corn on terms Cargill deems to be in the mutual best interest of the parties. Cargill hereby accepts such appointment and agrees to act as the Cooperative’s agent to procure the Method B Corn as provided herein.

(b)        Method B Corn Purchases. Cargill will procure the Method B Corn at such times, in such quantities, and at such price as it deems appropriate and in the best interest of Cargill and the Cooperative. As the Cooperative’s grain buying agent, corn expense shall offset corn revenue related to procurement of Method B Corn.  Cargill will report expense and revenue associated with the procurement of Method B Corn on a quarterly basis.

(c)        No Overfills/Underfills. Cargill will manage the annual volume of Method B Corn to be delivered by the Cooperative such that there are no Overfills or Underfills. Any corn acquired by Cargill in excess of the volume of Method B Corn specified by the Cooperative in its annual notice to Cargill shall be for the account of Cargill.

3.         PAYMENT FOR SERVICES.

(a)        Services Fee. The 2017 annual fee is $70,000 on account of the services provided by Cargill to the Cooperative.  Commencing on January 1, 2018, in consideration of the services to be provided hereunder by Cargill, the Cooperative agrees to pay Cargill an annual fee of $60,000 (the “Services Fee”). The Services Fee shall be paid by the Cooperative in quarterly installments of $15,000, with such quarterly payment due on or before January 1 each year during the term (and any extensions of the term) hereof, and thereafter on or before the first day of each subsequent calendar quarter.  The Cooperative and Cargill agree to periodically review the Services Fee, it being the intent of the parties that the Service Fee should fairly represent Cargill’s administrative costs and expenses in providing services under this Agreement.  In the event that Cargill is able to automate processes that are currently done manually such that its administrative costs and expenses are materially decreased, the parties shall enter into good faith negotiations to arrive at a mutually acceptable adjustment to the Services Fee.  Any adjustment to the Services Fee shall be reduced to writing, executed by authorized representatives of both Cooperative and Cargill, and attached as an addendum to this Agreement.

(b)        Purchased Corn Fee. The Cooperative agrees to pay Cargill a fee of $0.10 per bushel for the remaining Underfill bushels to be purchased by Cargill on the Member’s behalf as of December 31 of each Annual Delivery Period (the “Purchased Corn Fee”). The Cooperative will pay the Purchased Corn Fee, together with any remaining Equity Due as provided in Section 1(b)(iv): (i) by check if the amount due is $2,000 or less; or (ii) by wire transfer to Cargill if the amount due is greater than $2,000. This wire transfer or check payment will occur on the next Tuesday following the close of the Annual Delivery Period, which shall be defined for purposes hereof as each January 1 through December 31 period during the term hereof. The maximum amount of the transfer shall be $500,000.00 per day. To the extent additional amounts are owing a wire transfer shall be made from Cooperative to Cargill every other business day thereafter up to a maximum amount of $500,000.00 per day, until obligations owing hereunder are paid in full.

4.         BOOKS AND RECORDS.

Cargill shall maintain adequate accounting records which in reasonable detail fairly reflect the receipts and disbursements received and made by Cargill on behalf of the Cooperative under this Agreement. Cargill shall also maintain a system of internal controls sufficient to provide reasonable assurances that the services are provided in accordance with the terms of this Agreement. All books and accounts maintained by Cargill applicable to the performance of its obligations under this Agreement shall be available for inspection by the Cooperative’s independent auditors and other representatives on a quarterly basis or as otherwise agreed by the Cooperative and Cargill. All such books and records are Cargill’s proprietary and confidential information. Cooperative agrees that it shall keep all such information strictly confidential and that it shall limit access to such information to only those of its employees with a need to know. Cooperative further agrees to bind its independent auditors to the same standard of confidentiality.

5.         STANDARD OF CARE.

In performing the services hereunder, Cargill and its employees shall perform their duties in a manner reasonably believed by them to be in the best interest of the Cooperative and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

6.         MANAGEMENT POLICY.

Notwithstanding the services provided hereunder, the property, funds, affairs, and business of the Cooperative shall continue to be managed by the officers and the Board of Directors of the Cooperative.

7.         INDEPENDENT CONTRACTOR STATUS.

Cargill and its employees shall be deemed to be independent contractors with full control over the manner and method of performance under this Agreement, but subject to Section 6 of this Agreement. During the term of this Agreement, any of the employees of Cargill which are rendering services on behalf of the Cooperative hereunder, shall remain employees of Cargill and shall continue to be paid by Cargill and to enjoy the benefits to which they are entitled as employees of Cargill unless otherwise provided in any separate agreement covering the services of such employee.

8.         SEPARATE ENTITIES.

The Cooperative and Cargill are separate entities, and nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of any party to this Agreement for any rights, privileges, duties or liabilities of any other party to this Agreement, except to the extent otherwise provided in this Agreement or in any other agreement among the parties to this Agreement.

9.         TERM AND TERMINATION.

(a)        Term. Subject to Section 9(b), the term of this Agreement shall commence on the date hereof and shall continue until the termination of the Lease Agreement, at which time it shall terminate without further notice; unless the term of the Lease Agreement is renewed or extended, in which case the term of this Agreement shall be renewed or extended for the same period of time.

(b)        Termination. The Cooperative may terminate this Agreement for any reason upon 90 days written notice to Cargill.

10.       MISCELLANEOUS.

Neither party may assign or transfer all or any part of their rights or obligations under the Agreement without the prior written consent of the other. The Agreement shall be governed by the internal laws of the State of North Dakota, without regard to its choice of law provisions. The Agreement may only be modified or amended by an instrument in writing duly executed and delivered by all parties. The terms and conditions set forth above constitute the complete and exclusive statement of the Agreement between the parties relating to the subject matter hereof, superseding all previous agreements, negotiations and understandings; including, but not limited to the 2008 Grain Services Agreement and the 2009 Amended Grain Services Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers or representatives of each of the parties hereto, as of the date set forth above.

[signature page follows]

CARGILL, INCORPORATED

By:	/s/ Rich Torres
Name:	Rich Torres
Its:	VP, Trading

GOLDEN GROWERS COOPERATIVE

By:	/s/ Scott Stofferahn
Name:	Scott Stofferahn
Its:	Executive Vice President